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                                                                   Exhibit 4.10b


                    SECOND MODIFICATION AND CONSENT AGREEMENT

         BY THIS SECOND MODIFICATION AND CONSENT AGREEMENT (the "Agreement"), made and entered into effective October 31, 1999, SIMULA, INC., an Arizona corporation (the "Company") and SIEGLER & CO. (NORTHSTAR HIGH TOTAL RETURN FUND -- CUSTODIAN) ("Noteholder"), in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby confirm and agree as follows:

                                    RECITALS

         A. Noteholder holds Simula, Inc. Series C 10% Senior Subordinated Convertible Notes Nos. 16 through 32 in an aggregate principal amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) (the "Notes") issued pursuant to an indenture dated December 17, 1993, as amended and supplemented, by and among Simula, Inc. as Issuer, Subsidiary Guarantors as Guarantors, and BankOne Trust Company NA as Trustee (the "Indenture").

         B. The Notes were initially scheduled to mature on September 15, 1999.

         C. Noteholder and the Company negotiated a Modification and Consent Agreement effective September 15, 1999 whereby the accrued interest due and payable on September 15, 1999 was paid to Noteholder and the maturity date of the Notes was extended until October 31, 1999.

         D. The accrued interest due and payable on October 31, 1999 has been paid to Noteholder.

         E. Noteholder and the Company wish to modify the Notes as set forth herein.

                                    AGREEMENT

SECTION 1. ACCURACY OF RECITALS.

         The Company and Noteholder acknowledge the accuracy of the Recitals.

SECTION 2. DEFINED TERMS.

         All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture.

SECTION 3. MODIFICATION OF THE NOTES.

         The Notes are modified as follows:

         (a) Maturity Date. The Maturity Date is extended to December 31, 1999.

         (b) Interest Rate. Interest is payable at a rate of fifteen percent (15%) per annum on the principal amount outstanding under the Notes from October 31, 1999 until the Maturity Date, payable on the Maturity Date.

         (c) Extension Payment. In addition to accrued interest, the Company shall pay Noteholder an extension payment of Forty Thousand Dollars ($40,000) on the Maturity Date.

         (d) Dedication of Proceeds. In the event the Company completes a public or private financing or a sale of assets prior to the Maturity Date, the Company shall apply the proceeds from such financing or sale to pay down the Company's indebtedness under the Notes.
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         (e) Required Modifications. The Notes and the corresponding provisions of the Indenture are hereby amended consistent with the above modifications.

SECTION  4. CONSENT TO AMENDMENT OF INDENTURE.

         To effect the modification of the Notes, Noteholder, who represents a majority in principal amount of all notes issued by Simula, Inc. pursuant to the Indenture, hereby consents to the modifications and amendment set out in Section 3 above in the form of Amendment No. 2 to Supplement No. 2 of the Indenture.

SECTION 5. NO OTHER CHANGES; INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE,
           TERMINATION, OR WAIVER.

         The Notes as modified herein contain the complete understanding and agreement of the Company and Noteholder and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. Except as expressly modified herein, no other changes are made to the Notes or the Indenture. No provision of the Notes as modified herein may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto.

SECTION  5. CHOICE OF LAW; JURISDICTION.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to conflicts of laws principles. Any dispute arising under this Agreement shall be brought in a court of competent jurisdiction located within the State of Arizona.

         DATED as of the date first above stated.

                                    SIMULA, INC., an Arizona corporation


                                    By       /s/ James C. Dodd
                                             -----------------------------------

                                    Its      Chief Financial Officer

                                    SIEGLER & CO. (NORTHSTAR HIGH TOTAL RETURN
                                    FUND -- CUSTODIAN)


                                    By       /s/ Robert T. Claiborne
                                             -----------------------------------

                                    Its      Vice President
                                             -----------------------------------